Exhibit 4.5

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 30, 2021, among DOMTAR CORPORATION, a Delaware corporation (the “Issuer”), DOMTAR DELAWARE HOLDINGS INC., a Delaware corporation (the “New Guarantor”), and THE BANK OF NEW YORK MELLON, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”) under the indenture referred to below.

W I T N E S S E T H :

WHEREAS the Issuer, the guarantors party thereto and the Trustee have heretofore executed an indenture, dated as of October 18, 2021 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 6.750% Senior Secured Notes due 2028 (the “Notes”), initially in the aggregate principal amount of $775,000,000;

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Collateral Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture without the consent of holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

(i)Defined Terms

.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

(ii)Agreement to Guarantee

.  The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(iii)Notices

.  All notices or other communications to the New Guarantor shall be given as provided in Section 14.02 of the Indenture.

(iv)Ratification of Indenture; Supplemental Indentures Part of Indenture

.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms,

conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(v)Governing Law

.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(vi)Trustee and Collateral Agent Make No Representation

.  Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and New Guarantor. The Issuer and New Guarantor hereby authorizes and directs the Trustee to execute and deliver this Supplemental Indenture.

(vii)Counterparts

.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.  One signed copy is enough to prove this Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(viii)Effect of Headings

.  The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DOMTAR CORPORATION

By:	Name: Title:

DOMTAR DELAWARE HOLDINGS INC, as a Guarantor

By:	Name: Title:

THE BANK OF NEW YORK MELLON, as Trustee and Collateral Agent

By:	Name: Title: